UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 13, 2005

SCHEID VINEYARDS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22857	77-0461833
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

305 Hilltown Road
Salinas, California 93908

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(831) 455-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 3.01(a).  On October 13, 2005, Scheid Vineyards Inc. (the “Company”) received a letter from the staff (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) indicating that the Staff had determined that the Company does not comply with Nasdaq’s rules regarding a majority independent board of directors, nomination of directors, compensation of officers, and audit committee composition for continued listing as set forth in Marketplace Rules 4350(c)(1), 4350(c)(3), 4350(c)(4) and 4350(d)(2), respectively.

The Company believes that as a result of changes to its board, as described below in Item 5.02, it now complies with Nasdaq’s rules.  If the Company is not able to resolve these matters with Nasdaq prior to October 20, 2005, the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination.  There can be no assurance that the panel will grant the Company’s request for continued listing.

The Company’s Class A Common Stock continues to trade on the Nasdaq Small Cap Market.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(b).  The Company’s Board of Directors has appointed Mr. Keith Krum to the Board.  Mr. Krum has also been appointed to serve on the Company’s audit committee.  Heidi Scheid resigned from the Board of Directors of the Company effective October 18, 2005.  Ms. Scheid continues to serve as Senior Vice President, Treasurer and Secretary of the Company.

Item 9.01.  Financial Statements and Exhibits.

Item 9.01(c)          Exhibits.

Exhibit No.	Description

99.1	Press release dated October 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 19, 2005

SCHEID VINEYARDS INC.

By:	/s/ Michael S. Thomsen
Michael S. Thomsen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 19, 2005.